Plexus Announces Fiscal Third Quarter Financial Results
NEENAH, WI – July 23, 2025 - Plexus Corp. (NASDAQ: PLXS) today announced financial results for our fiscal third quarter ended June 28, 2025, and guidance for our fiscal fourth quarter ending September 27, 2025.
•Reports fiscal third quarter 2025 revenue of $1.018 billion, GAAP operating margin of 5.3% and GAAP diluted EPS of $1.64.
•Reports fiscal third quarter 2025 non-GAAP operating margin of 6.0% and non-GAAP diluted EPS of $1.90, excluding $0.26 of stock-based compensation expense.
•Initiates fiscal fourth quarter 2025 revenue guidance of $1.025 billion to $1.065 billion with GAAP diluted EPS of $1.57 to $1.72, including $0.25 of stock-based compensation expense. Fiscal fourth quarter non-GAAP EPS guidance of $1.82 to $1.97 excludes stock-based compensation expense.

	Three Months Ended
	Jun 28, 2025	Jun 28, 2025	Sep 27, 2025
	Q3F25 Results	Q3F25 Guidance	Q4F25 Guidance
Summary GAAP Items
Revenue (in billions)	$1.018	$1.000 to $1.040	$1.025 to $1.065
Operating margin	5.3%	5.0% to 5.4%	5.0% to 5.4%
Diluted EPS	$1.64	$1.40 to $1.55	$1.57 to $1.72

Summary Non-GAAP Items (1)
Adjusted operating margin (2)	6.0%	5.7% to 6.1%	5.7% to 6.1%
Adjusted EPS (3)	$1.90	$1.65 to $1.80	$1.82 to $1.97
Return on invested capital (ROIC)	14.1%
Economic return	5.2%

(1)	Refer to Non-GAAP Supplemental Information tables for additional information regarding non-GAAP financial measures.
(2)	Excludes stock-based compensation expense of approximately 70 bps for Q3F25 results, Q3F25 guidance and Q4F25 guidance.
(3)	Excludes stock-based compensation expense, net of tax, of $0.26 for Q3F25 results and $0.25 for Q3F25 guidance and Q4F25 guidance.
Fiscal Third Quarter 2025 Information
•Won 41 manufacturing programs during the quarter representing $250 million in annualized revenue when fully ramped into production.
•Generated fiscal third quarter free cash flow of $13.2 million, contributing to fiscal year-to-date free cash flow of $56.8 million.
•Purchased $18.4 million of our shares at an average price of $128.70 per share during the quarter.
•As previously announced on May 14, 2025, Plexus' Board of Directors approved a new $100.0 million share repurchase program. Plexus has recently begun repurchasing shares under this $100.0 million program as the previous $50.0 million program has been fulfilled.

Todd Kelsey, President and Chief Executive Officer, commented, “Our Plexus team continues to execute at a high level in driving numerous efficiency initiatives, which resulted in another strong quarter of financial performance. Fiscal third quarter revenue of $1.018 billion grew sequentially and was in-line with guidance, non-GAAP operating margin of 6.0% was near the high end of guidance and non-GAAP EPS of $1.90 exceeded guidance. Furthermore, free cash flow again surpassed our expectations.”

Patrick Jermain, Executive Vice President and Chief Financial Officer, commented, "Fiscal third quarter cash cycle of 69 days was consistent with expectations and one day higher than the fiscal second quarter. For the sixth consecutive quarter, we drove a reduction in our gross inventory balance. This result, combined with other improvements to our cash cycle and our strong operating performance, produced fiscal third quarter return on invested capital of 14.1%, which exceeded our weighted average cost of capital by 520 basis points. We also delivered better than anticipated free cash flow of $13.2 million in support of our expectation to achieve approximately $100 million in free cash flow for fiscal 2025. Finally, furthering our commitment to return cash to our shareholders, we repurchased $18.4 million of our shares during the fiscal third quarter, while adding a $100 million share repurchase program to our previous, now fully-utilized, $50 million program."

Mr. Kelsey added, “Our go-to-market team secured 41 fiscal third quarter manufacturing wins with well-balanced market sector diversification, representing $250 million in annualized revenue. Included in these wins are share gains resulting from our sustained focus on zero defects and perfect delivery as well as new customers in each of our market sectors with products aligned to exciting growth technologies.”

Mr. Kelsey continued, “We expect to deliver strong fiscal fourth quarter financial results, including further sequential revenue growth. We anticipate generating this revenue expansion through share gains, new program ramps and growth with new customers, while overcoming muted end market demand, evolving new program ramp timelines and uncertainties created by tariffs. We are guiding revenue of $1.025 to $1.065 billion, non-GAAP operating margin of 5.7% to 6.1% and non-GAAP EPS of $1.82 to $1.97. At the midpoint, our fiscal fourth quarter guidance would result in robust non-GAAP fiscal 2025 EPS growth of 26%.”

Mr. Kelsey concluded, “We are committed to creating long-term shareholder value through enabling customer success and focused initiatives that drive organizational and operational efficiency. We are bullish on the growth opportunities our solutions and market sectors provide. Our strategy is creating opportunities to gain share and capture new outsourcing opportunities in support of delivering sustained strong financial performance and growth exceeding that of our end markets.”

Quarterly Comparison	Three Months Ended
(in thousands, except EPS)	Jun 28, 2025	Mar 29, 2025	Jun 29, 2024
Revenue	$1,018,308	$980,170	$960,751
Gross profit	103,288	97,751	94,415
Operating income	53,608	48,791	39,246
Net income	45,116	39,073	25,140
Diluted EPS	$1.64	$1.41	$0.91

Gross margin	10.1%	10.0%	9.8%
Operating margin	5.3%	5.0%	4.1%

ROIC (1)	14.1%	13.7%	10.4%
Economic return (1)	5.2%	4.8%	2.2%

(1) Refer to Non-GAAP Supplemental Information tables for non-GAAP financial measures discussed and/or disclosed in this release, such as adjusted operating margin, adjusted net income, adjusted diluted EPS, ROIC and economic return.
Business Segment and Market Sector Revenue
Plexus measures operational performance and allocates resources on a geographic segment basis. Plexus also reports revenue based on the market sector breakout set forth in the table below, which reflects Plexus’ market sector focused strategy. Top 10 customers comprised 48% of revenue during the third quarter of both fiscal 2025 and 2024, which is down three percentage points from the second quarter of fiscal 2025.

Business Segments ($ in millions)	Three Months Ended
	Jun 28, 2025	Mar 29, 2025	Jun 29, 2024
Americas	$312	$295	$306
Asia-Pacific	594	587	521
Europe, Middle East and Africa	117	103	137
Elimination of inter-segment sales	(5)	(5)	(3)
Total Revenue	$1,018	$980	$961

Market Sectors ($ in millions)	Three Months Ended
	Jun 28, 2025		Mar 29, 2025		Jun 29, 2024
Aerospace/Defense	$183	18%	$172	18%	$178	18%
Healthcare/Life Sciences	420	41%	411	42%	380	40%
Industrial	415	41%	397	40%	403	42%
Total Revenue	$1,018		$980		$961

Non-GAAP Supplemental Information
Plexus provides non-GAAP supplemental information, such as ROIC, economic return and free cash flow, because such measures are used for internal management goals and decision-making, and because they provide management and investors with additional insight into financial performance. In addition, management uses these and other non-GAAP measures, such as adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted EPS, to provide a better understanding of core performance for purposes of period-to-period comparisons. Plexus believes that these measures are also useful to investors because they provide further insight by eliminating the effect of non-recurring items that are not reflective of continuing operations. For additional information on non-GAAP measures, please refer to the attached Non-GAAP Supplemental Information tables.

ROIC and Economic Return
ROIC for the third quarter of fiscal 2025 was 14.1%. Plexus defines ROIC as tax-effected annualized adjusted operating income divided by average invested capital over a four-quarter period for the third fiscal quarter. Invested capital is defined as equity plus debt and operating lease obligations, less cash and cash equivalents. Plexus' weighted average cost of capital for fiscal 2025 is 8.9%. ROIC for the third quarter of fiscal 2025 less Plexus’ weighted average cost of capital resulted in an economic return of 5.2%.

Free Cash Flow
Plexus defines free cash flow as cash flows provided by operations less capital expenditures. For the three months ended June 28, 2025, cash flows provided by operations was $26.9 million, less capital expenditures of $13.7 million, resulting in free cash flow of $13.2 million.

Cash Cycle Days	Three Months Ended
	Jun 28, 2025	Mar 29, 2025	Jun 29, 2024
Days in Accounts Receivable	59	57	61
Days in Contract Assets	13	12	11
Days in Inventory	128	132	151
Days in Accounts Payable	(72)	(70)	(62)
Days in Advanced Payments	(59)	(63)	(78)
Annualized Cash Cycle (1)	69	68	83

(1)	Plexus calculates cash cycle as the sum of days in accounts receivable, days in contract assets and days in inventory, less days in accounts payable and days in advanced payments.

Conference Call and Webcast Information

What:	Plexus Fiscal 2025 Q3 Earnings Conference Call and Webcast
When:	Thursday, July 24, 2025 at 8:30 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the investor relations section of the Plexus website, plexus.com. Participants can also join utilizing the links below:

Webcast link:
https://events.q4inc.com/attendee/103729490

Replay:	The webcast will be archived on the Plexus website and will be available as on-demand for 12 months
Investor and Media Contact
Shawn Harrison
+1.920.969.6325
shawn.harrison@plexus.com
About Plexus
Since 1979, Plexus has helped create the products that build a better world. Driven by a passion for excellence, we partner with our customers to design, manufacture and service highly complex products in demanding regulatory environments. From life-saving medical devices and mission-critical aerospace and defense products to industrial automation systems and semiconductor capital equipment, our innovative solutions across the lifecycle of a product converge where advanced technology and human impact intersect. We provide these solutions to market-leading as well as disruptive global companies in the Aerospace/Defense, Healthcare/Life Sciences, and Industrial sectors, supported by a global team of over 20,000 members across our 26 facilities in the Americas ("AMER"), Asia-Pacific ("APAC") and Europe, Middle East and Africa ("EMEA") regions. For more information about Plexus, visit our website at www.plexus.com.
Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effect of inflationary pressures on our costs of production, profitability, and on the economic outlook of our markets; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the outcome of litigation and regulatory investigations and proceedings, including the results of any challenges with regard to such outcomes; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; increasing regulatory and compliance requirements; any tax law changes and related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and regulatory matters in the United States and in the other countries in which we do business; the potential effect of other world or local events or other events outside our control (such as the conflict between Russia and Ukraine, conflict in the Middle East, escalating tensions between China and Taiwan or China and the United States, changes in energy prices, terrorism, global health epidemics and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors contained in our fiscal 2024 Form 10-K.

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	Jun 28,	Jun 29,	Jun 28,	Jun 29,
	2025	2024	2025	2024
Net sales	$1,018,308	$960,751	$2,974,600	$2,910,258
Cost of sales	915,020	866,336	2,672,869	2,639,640
Gross profit	103,288	94,415	301,731	270,618
Operating expenses:
Selling and administrative expenses	49,680	45,950	147,789	136,487
Restructuring and other charges, net	—	9,219	4,683	20,257
Operating income	53,608	39,246	149,259	113,874
Other income (expense):
Interest expense	(2,501)	(7,389)	(9,192)	(23,299)
Interest income	934	1,015	3,039	2,640
Miscellaneous, net	(2,205)	(2,568)	(4,753)	(9,097)
Income before income taxes	49,836	30,304	138,353	84,118
Income tax expense	4,720	5,164	16,897	13,524
Net income	$45,116	$25,140	$121,456	$70,594
Earnings per share:
Basic	$1.67	$0.92	$4.48	$2.57
Diluted	$1.64	$0.91	$4.39	$2.53
Weighted average shares outstanding:
Basic	27,059	27,364	27,084	27,463
Diluted	27,532	27,765	27,670	27,918

PLEXUS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)
	Jun 28,	Sep 28,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$237,567	$345,109
Restricted cash	50	2,353
Accounts receivable	663,549	622,366
Contract assets	145,145	120,560
Inventories	1,278,219	1,311,434
Prepaid expenses and other	70,538	75,328
Total current assets	2,395,068	2,477,150
Property, plant and equipment, net	534,560	501,112
Operating lease right-of-use assets	74,741	74,360
Deferred income taxes	73,550	73,919
Other assets	27,714	27,280
Total non-current assets	710,565	676,671
Total assets	$3,105,633	$3,153,821

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and finance lease obligations	$50,678	$157,325
Accounts payable	722,270	606,378
Advanced payments from customers	592,512	709,152
Accrued salaries and wages	89,797	94,448
Other accrued liabilities	61,196	75,991
Total current liabilities	1,516,453	1,643,294
Long-term debt and finance lease obligations, net of current portion	92,215	89,993
Accrued income taxes payable	—	17,198
Long-term operating lease liabilities	31,192	32,275
Deferred income taxes	5,986	8,234
Other liabilities	40,702	38,002
Total non-current liabilities	170,095	185,702
Total liabilities	1,686,548	1,828,996
Shareholders’ equity:
Common stock	547	545
Additional paid-in-capital	688,002	680,638
Common stock held in treasury	(1,233,922)	(1,190,115)
Retained earnings	1,944,599	1,823,143
Accumulated other comprehensive income	19,859	10,614
Total shareholders’ equity	1,419,085	1,324,825
Total liabilities and shareholders’ equity	$3,105,633	$3,153,821

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 1
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	Jun 28,	Mar 29,	Jun 29,	Jun 28,	Jun 29,
	2025	2025	2024	2025	2024
Operating income, as reported	$53,608	$48,791	$39,246	$149,259	$113,874
Operating margin, as reported	5.3%	5.0%	4.1%	5.0%	3.9%

Non-GAAP adjustments:
Restructuring costs (1)	—	—	9,219	4,683	22,507
Other non-recurring income (2)	—	—	—	—	(2,250)
Stock-based compensation	7,691	7,132	7,205	21,813	19,636
Non-GAAP operating income	$61,299	$55,923	$55,670	$175,755	$153,767
Non-GAAP operating margin	6.0%	5.7%	5.8%	5.9%	5.3%

Net income, as reported	$45,116	$39,073	$25,140	$121,456	$70,594

Non-GAAP adjustments:
Restructuring costs, net of tax (1)	—	—	8,251	4,191	20,144
Other non-recurring income, net of tax (2)	—	—	—	—	(2,014)
Stock-based compensation, net of tax	7,307	6,775	6,845	20,722	19,276
Adjusted net income	$52,423	$45,848	$40,236	$146,369	$108,000

Diluted earnings per share, as reported	$1.64	$1.41	$0.91	$4.39	$2.53

Non-GAAP per share adjustments:
Restructuring costs, net of tax (1)	—	—	0.30	0.15	0.72
Other non-recurring income, net of tax (2)	—	—	—	—	(0.07)
Stock-based compensation, net of tax	0.26	0.25	0.24	0.75	0.69
Adjusted diluted earnings per share	$1.90	$1.66	$1.45	$5.29	$3.87

(1)	During the three months ended June 29, 2024, restructuring and impairment charges of $9.2 million, or $8.3 million net of taxes, were incurred for employee severance costs associated with a reduction in the Company’s workforce as well as closure costs associated with a site in the Company’s AMER region.

During the nine months ended June 28, 2025, restructuring costs of $4.7 million, or $4.2 million net of taxes, were incurred primarily for employee severance costs associated with a reduction in the Company’s workforce in the EMEA and AMER regions.

During the nine months ended June 29, 2024, restructuring costs of $22.5 million, or $20.1 million net of taxes, were incurred for employee severance costs associated with a reduction in the Company's workforce as well as closure costs associated with a site in the Company's EMEA region and with a site in the Company's AMER region.
(2)	During the nine months ended June 29, 2024, insurance proceeds of $2.3 million, or $2.0 million net of taxes, were received related to an arbitration decision associated with a contractual matter that occurred in the Company's EMEA region in fiscal 2023.

PLEXUS CORP. AND SUBSIDIARIES
NON-GAAP SUPPLEMENTAL INFORMATION Table 2
(in thousands)
(unaudited)

ROIC and Economic Return Calculations	Nine Months Ended		Six Months Ended		Nine Months Ended
	Jun 28,		Mar 29,		Jun 29,
	2025		2025		2024
Operating income, as reported		$149,259		$95,651		$113,874
Restructuring and other charges, net		4,683		4,683		20,257
Accelerated stock-based compensation (1)	+	—	+	—	+	892
Adjusted operating income		$153,942		$100,334		$135,023
	÷	3	x	2	÷	3
		$51,314				$45,008
	x	4			x	4
Adjusted annualized operating income		$205,256		$200,668		$180,032
Adjusted effective tax rate	x	11%	x	13%	x	16%
Tax impact		22,578		26,087		28,805
Adjusted operating income (tax-effected)		$182,678		$174,581		$151,227

Average invested capital	÷	$1,298,575	÷	$1,276,742	÷	$1,454,871
ROIC		14.1%		13.7%		10.4%
Weighted average cost of capital	-	8.9%	-	8.9%	-	8.2%
Economic return		5.2%		4.8%		2.2%

Average Invested Capital Calculations	Jun 28,	Mar 29,	Dec 28,	Sep 28,
	2025	2025	2024	2024
Equity	$1,419,085	$1,351,675	$1,319,069	$1,324,825
Plus:
Debt and finance lease obligations - current	50,678	121,014	121,977	157,325
Operating lease obligations - current (2)	8,470	9,968	14,875	14,697
Debt and finance lease obligations - long-term	92,215	88,761	88,728	89,993
Operating lease obligations - long-term	31,192	32,720	35,124	32,275
Less: Cash and cash equivalents	(237,567)	(310,531)	(317,161)	(345,109)
	$1,364,073	$1,293,607	$1,262,612	$1,274,006

Average Invested Capital Calculations	Jun 29,	Mar 30,	Dec 30,	Sep 30,
	2024	2024	2023	2023
Equity	$1,266,360	$1,259,762	$1,266,755	$1,214,382
Plus:
Debt and finance lease obligations - current	258,175	245,964	251,119	240,205
Operating lease obligations - current (2)	7,990	8,281	9,172	8,363
Debt and finance lease obligations - long-term	90,715	192,025	192,118	190,853
Operating lease obligations - long-term	31,923	33,915	35,989	38,552
Less: Cash and cash equivalents	(269,868)	(265,053)	(231,982)	(256,233)
	$1,385,295	$1,474,894	$1,523,171	$1,436,122

(1)	During the nine months ended June 29, 2024, $0.9 million of accelerated stock-based compensation expense was recorded in selling and administrative expense in the accompanying Condensed Consolidated Statements of Operations as a result of a previously announced executive retirement agreement.
(2)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.